55 Water Street New York, NY 10041 www.spglobal.com Press Release For Immediate Release

S&P Global Reports Second Quarter Results

New York, NY, July 31, 2025 – S&P Global (NYSE: SPGI) today reported second quarter results. This earnings release and supplemental materials are available at http://investor.spglobal.com/Quarterly-Earnings.
The Company reported second-quarter 2025 revenue of $3.755 billion, an increase of 6% compared to the second quarter of 2024. Second quarter GAAP net income increased 6% to $1.072 billion and GAAP diluted earnings per share increased 9% to $3.50. Adjusted net income for the second quarter increased 7% to $1.356 billion and adjusted diluted earnings per share increased 10% to $4.43. Higher net income was driven primarily by strong growth in Market Intelligence and S&P Dow Jones Indices, on both a GAAP and adjusted basis.
The Company remains on track with the previously announced planned separation of its Mobility division. In a separate release, the Company also announced the appointment of Bill Eager, current CEO of CARFAX, as President of the Mobility division, and CEO designate for the planned standalone, public company. The previously announced divestiture of the Company's OSTTRA Joint Venture also remains on track for completion in 2025.

•The Company reported quarterly revenue of $3.755 billion, increasing 6% year over year.

•GAAP operating margin increased 40 basis points and adjusted operating margin increased 70 basis points, driving 9% growth in GAAP diluted EPS and 10% growth in adjusted diluted EPS, respectively, year over year.

•The Company expects to execute additional accelerated share repurchases (ASR) totaling up to $1.3 billion in the coming weeks.

•The Company's full-year 2025 guidance now calls for revenue growth of 5% - 7%, GAAP diluted EPS in the range of $14.35 - $14.60, and adjusted diluted EPS in the range of $17.00 - $17.25.

"S&P Global delivered better than expected financial results in the second quarter, supported by execution in our customer initiatives and resilience in the debt and equity markets.
We continued to demonstrate discipline and operational excellence, while striking a balance between expense management and investing for future growth. This approach has allowed us to make important investments in technology, AI, and products while expanding margins.
Our commitment to elevating customer engagement and innovation across the enterprise continues to deliver value and garner positive feedback from clients."
Martina Cheung
President and CEO

Second Quarter 2025 Revenue

Second-quarter revenue increased 6% year over year, representing an increase of over $200 million. This increase was driven primarily by Market Intelligence and S&P Dow Jones Indices. Revenue from subscription products increased 7%.

(1) Total revenue includes the impact of inter-segment eliminations of $46M and $49M in 2Q '24 and 2Q '25, respectively.

Second Quarter 2025 Operating Profit, Expense, and Operating Margin

Note: All presentations of revenue above refer to GAAP revenue. Adjusted financials refer to non-GAAP adjusted metrics in all periods.

The Company’s second-quarter reported operating profit margin increased by 40 basis points to 41.3%, and adjusted operating profit margin increased 70 basis points to 51.4%. Margin improvement on both a GAAP and adjusted basis was driven primarily by growth and margin expansion in the Company's Market Intelligence and S&P Dow Jones Indices divisions.

Second Quarter 2025 Diluted Earnings Per Share

	2Q '25	2Q '24	y/y change
GAAP Diluted EPS	$3.50	$3.23	9%
Adjusted Diluted EPS	$4.43	$4.04	10%

Second quarter GAAP diluted earnings per share increased 9% to $3.50 primarily due to a 6% increase in net income, and a 2% reduction in diluted shares outstanding.

Adjusted diluted earnings per share increased 10% to $4.43 due to a 7% increase in adjusted net income and a 2% decrease in diluted shares outstanding. Currency positively impacted adjusted diluted EPS by $0.02. The largest non-core adjustment to earnings in the second quarter of 2025 was for deal-related amortization.

Full-Year 2025 Outlook

	GAAP	Adjusted
Revenue growth	5% - 7%	5% - 7%
Corporate unallocated expense	$285 - $295 million	$205 - $215 million
Deal-related amortization	~$1.11 billion	~$1.11 billion
Operating profit margin	42.5% - 43.5%	48.5% - 49.5%
Interest expense, net	$305 - $315 million	$330 - $340 million
Tax rate	21.0% - 22.0%	21.5% - 22.5%
Diluted EPS	$14.35 - $14.60	$17.00 - $17.25
Capital expenditures	$180 - $190 million	$180 - $190 million

In addition to the above, the Company expects 2025 cash provided by operating activities, less capital expenditures and distributions to noncontrolling interest holders, of $5.4 - $5.6 billion. The Company expects adjusted free cash flow, excluding certain items, of $5.6 - $5.8 billion. Both of these ranges are unchanged from prior guidance.

The Company is updating its revenue growth guidance based on higher expected revenue contributions from its Ratings, S&P Dow Jones Indices, and Mobility divisions, partially offset by slightly lower expected contributions from Commodity Insights. GAAP corporate unallocated expense is expected to be $15 million higher compared to prior guidance in the range of $270 - $280 million primarily as a result of higher expected restructuring charges. The Company is lowering guidance for GAAP diluted EPS from the previous range of $14.60 - $15.10, as higher expected revenue is more than offset primarily by lower expected gain on sale of assets. The low end of adjusted diluted EPS increases by $0.25, due to higher expected revenue, with the high end of the range unchanged. Other guidance metrics are unchanged from prior guidance.

GAAP and non-GAAP adjusted guidance include the impact of acquisitions and divestitures completed in 2024. Guidance also assumes the completion of the OSTTRA divestiture in the second half of 2025. Non-GAAP adjusted guidance excludes amortization of intangibles related to acquisitions.

Capital Return: For the full year 2025, the Company expects to return approximately 85% of adjusted free cash flow to shareholders through dividends and share repurchases. The Board of Directors has authorized a quarterly cash dividend of $0.96. The Company expects to execute additional accelerated share repurchases (ASR) totaling up to $1.3 billion in the coming weeks.

Supplemental Information/Conference Call/Webcast Details: The Company’s senior management will review the second quarter 2025 earnings results on a conference call scheduled for today, July 31, at 8:30 a.m. EDT. Additional information presented on the conference call, as well as the Company’s Supplemental slide content may be found on the Company’s Investor Relations Website at http://investor.spglobal.com/Quarterly-Earnings.

The Webcast will be available live and in replay at http://investor.spglobal.com/Quarterly-Earnings.

Telephone access is available. U.S. participants may call (888) 603-9623; international participants may call +1 (630) 395-0220 (long-distance charges will apply). The passcode is “S&P Global” and the conference leader is Martina Cheung. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until August 31, 2025. U.S. participants may call (866) 361-4944; international participants may call +1 (203) 369-0192 (long-distance charges will apply). No passcode is required.

Comparison of Adjusted Information to U.S. GAAP Information: The Company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP"). The Company also refers to and presents certain additional non-GAAP financial measures, within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted net income; adjusted diluted EPS; adjusted operating profit and margin; adjusted expenses; adjusted corporate unallocated expense; adjusted deal-related amortization; adjusted interest expense, net; adjusted provision for income taxes; adjusted effective tax rate; organic revenue; organic constant currency revenue; cash provided by operating activities, less capital expenditures and distributions to noncontrolling interest holders; free cash flow; and adjusted free cash flow excluding certain items.

The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP on Exhibits 5, 7, and 8. The Company is not able to provide reconciliations of certain forward-looking non-GAAP financial measures to comparable GAAP measures because certain items required for such reconciliations are outside of the Company's control and/or cannot be reasonably predicted without unreasonable effort.

The Company's non-GAAP measures include adjustments that reflect how management views our businesses. The Company believes these non-GAAP financial measures provide useful supplemental information that, in the case of non-GAAP financial measures other than cash provided by operating activities, less capital expenditures and distributions to noncontrolling interest holders; free cash flow; and adjusted free cash flow excluding certain items, enables investors to better compare the Company's performance across periods, and management also uses these measures internally to assess the operating performance of its business, to assess performance for employee compensation purposes and to decide how to allocate resources. The Company believes that the presentation of cash provided by operating activities, less capital expenditures and distributions to noncontrolling interest holders; free cash flow; and adjusted free cash flow excluding certain items allows investors to evaluate the cash generated from our underlying operations in a manner similar to the method used by management and that such measures are useful in evaluating the cash available to us to prepay debt, make strategic acquisitions and investments, and repurchase stock. However, investors should not consider any of these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports.

Forward-Looking Statements: This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this press release and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, management may use forward-looking statements when addressing topics such as: the outcome of contingencies; future actions by regulators; changes in the Company’s business strategies and methods of generating revenue; the development and performance of the Company’s services and products; the expected impact of acquisitions and dispositions; the Company’s effective tax rates; the Company’s cost structure, dividend policy, cash flows or liquidity; and the anticipated separation of S&P Global Mobility ("Mobility") into a standalone public company.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, among other things:

•worldwide economic, financial, political, and regulatory conditions (including slower GDP growth or recession, restrictions on trade (e.g., tariffs), instability in the banking sector and inflation), and factors that contribute to uncertainty and volatility (e.g., supply chain risk), natural and man-made disasters, civil unrest, public health crises (e.g., pandemics), geopolitical uncertainty (including military conflict), and conditions that result from legislative, regulatory, trade and policy changes, including from the U.S. administration;
•the volatility and health of debt, equity, commodities, energy and automotive markets, including credit quality and spreads, the composition and mix of credit maturity profiles, the level of liquidity and future debt issuances, equity flows from active to passive, fluctuations in average asset prices in global equities, demand for investment products that track indices and assessments and trading volumes of certain exchange-traded derivatives;
•the demand and market for credit ratings in and across the sectors and geographies where the Company operates;
•the Company’s ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information and data, and the potential for a system or network disruption that results in regulatory penalties and remedial costs or improper disclosure of confidential information or data;
•the outcome of litigation, government and regulatory proceedings, investigations and inquiries;
•concerns in the marketplace affecting the Company’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit ratings, benchmarks, indices and other services;
•the level of merger and acquisition activity in the United States and abroad;
•the level of the Company’s future cash flows and capital investments;
•the effect of competitive products (including those incorporating generative artificial intelligence ("AI")) and pricing, including the level of success of new product developments and global expansion;
•the impact of customer cost-cutting pressures;
•a decline in the demand for our products and services by our customers and other market participants;
•our ability to develop new products or technologies, to integrate our products with new technologies (e.g., AI), or to compete with new products or technologies offered by new or existing competitors;
•our ability to attract, incentivize and retain key employees, especially in a competitive business environment;
•our ability to successfully navigate key organizational changes, including among our executive leadership;
•the Company’s exposure to potential criminal sanctions or civil penalties for noncompliance with foreign and U.S. laws and regulations that are applicable in the jurisdictions in which it operates, including sanctions laws relating to countries such as Iran, Russia and Venezuela, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, and local laws prohibiting corrupt payments to government officials, as well as import and export restrictions;
•the continuously evolving regulatory environment in Europe, the United States and elsewhere around the globe affecting each of our businesses and the products they offer, and our compliance therewith;
•the Company’s ability to make acquisitions and dispositions and successfully integrate the businesses we acquire;
•consolidation of the Company’s customers, suppliers or competitors;
•the introduction of competing products or technologies by other companies;
•the ability of the Company, and its third-party service providers, to maintain adequate physical and technological infrastructure;
•the Company’s ability to successfully recover from a disaster or other business continuity problem, such as an earthquake, hurricane, flood, civil unrest, protests, military conflict, terrorist attack, outbreak of pandemic or contagious diseases, security breach, cyber attack, data breach, power loss, telecommunications failure or other natural or man-made event;
•the impact on the Company’s revenue and net income caused by fluctuations in foreign currency exchange rates;
•the impact of changes in applicable tax or accounting requirements on the Company;
•the separation of Mobility not being consummated within the anticipated time period or at all;
•the ability of the separation of Mobility to qualify for tax-free treatment for U.S. federal income tax purposes;
•any disruption to the Company’s business in connection with the proposed separation of Mobility;
•any loss of synergies from separating the businesses of Mobility and the Company that adversely impact the results of operations of both businesses, or the companies resulting from the separation of Mobility not realizing all of the expected benefits of the separation; and
•following the separation of Mobility, the combined value of the common stock of the two publicly-traded companies not being equal to or greater than the value of the Company’s common stock had the separation not occurred.

The factors noted above are not exhaustive. The Company and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law. Further information about the Company’s businesses, including information about factors that could materially affect its results of operations and financial condition, is contained in the Company’s filings with the SEC, including Item 1A, Risk Factors in our most recently filed Annual Report on Form 10-K, as supplemented by Item 1A, Risk Factors, in our most recently filed Quarterly Report on Form 10-Q.

About S&P Global

S&P Global (NYSE: SPGI) provides essential intelligence. We enable governments, businesses and individuals with the right data, expertise and connected technology so that they can make decisions with conviction. From helping our customers assess new investments to guiding them through sustainability and energy transition across supply chains, we unlock new opportunities, solve challenges and accelerate progress for the world.

We are widely sought after by many of the world’s leading organizations to provide credit ratings, benchmarks, analytics and workflow solutions in the global capital, commodity and automotive markets. With every one of our offerings, we help the world’s leading organizations plan for tomorrow, today.

Investor Relations: http://investor.spglobal.com

Contact:

Investor Relations:
Mark Grant
Senior Vice President, Investor Relations and Treasurer
Tel: +1 (347) 640-1521
mark.grant@spglobal.com

Media:
Christina Twomey
Chief Communications Officer
Tel: +1 (410) 382-3316
christina.twomey@spglobal.com

###

Exhibit 1
S&P Global
Condensed Consolidated Statements of Income
Three and six months ended June 30, 2025 and 2024
(dollars in millions, except per share data)

(unaudited)	Three Months			Six Months
	2025	2024	% Change	2025	2024	% Change

Revenue	$3,755	$3,549	6%	$7,532	$7,040	7%
Expenses	2,218	2,110	5%	4,428	4,222	5%
Gain on dispositions, net	(3)	—	N/M	(3)	—	N/M
Equity in income on unconsolidated subsidiaries	(11)	(13)	(22)%	(22)	(19)	13%
Operating profit	1,551	1,452	7%	3,129	2,837	10%
Other income, net	(28)	(3)	N/M	(23)	(13)	(81)%
Interest expense, net	77	77	(1)%	154	156	(1)%
Income before taxes on income	1,502	1,378	9%	2,998	2,694	11%
Provision for taxes on income	342	293	17%	667	540	23%
Net income	1,160	1,085	7%	2,331	2,154	8%
Less: net income attributable to noncontrolling interests	(88)	(74)	(19)%	(170)	(152)	(12)%
Net income attributable to S&P Global Inc.	$1,072	$1,011	6%	$2,161	$2,002	8%

Earnings per share attributable to S&P Global Inc. common shareholders:
Net income:
Basic	$3.50	$3.23	8%	$7.05	$6.39	10%
Diluted	$3.50	$3.23	9%	$7.04	$6.38	10%

Weighted-average number of common shares outstanding:
Basic	305.9	313.0		306.6	313.3
Diluted	306.1	313.2		306.9	313.6

Actual shares outstanding at period end				305.3	313.0

N/M - Represents a change equal to or in excess of 100% or not meaningful
Note - % change in the tables throughout the exhibits are calculated off of the actual number, not the rounded number presented.

Exhibit 2
S&P Global
Condensed Consolidated Balance Sheets
June 30, 2025 and December 31, 2024
(dollars in millions)

(unaudited)	June 30,	December 31,
	2025	2024

Assets:
Cash, cash equivalents, and restricted cash	$1,847	$1,666
Other current assets	4,030	3,793
Total current assets	5,877	5,459
Property and equipment, net	275	265
Right of use assets	405	413
Goodwill and other intangible assets, net	51,150	51,473
Equity investments in unconsolidated subsidiaries	1,846	1,774
Other non-current assets	842	837
Total assets	$60,395	$60,221

Liabilities and Equity:
Short-term debt	$3	$4
Unearned revenue	3,871	3,694
Other current liabilities	2,108	2,694
Long-term debt	11,385	11,394
Lease liabilities — non-current	512	535
Deferred tax liability — non-current	3,175	3,397
Pension, other postretirement benefits and other non-current liabilities	1,380	995
Total liabilities	22,434	22,713
Redeemable noncontrolling interests	4,465	4,252
Total equity	33,496	33,256
Total liabilities and equity	$60,395	$60,221

Exhibit 3
S&P Global
Condensed Consolidated Statements of Cash Flows
Six months ended June 30, 2025 and 2024
(dollars in millions)

(unaudited)	2025	2024

Operating Activities:
Net income	$2,331	$2,154
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	51	48
Amortization of intangibles	537	531
Deferred income taxes	(138)	(162)
Stock-based compensation	92	82
Gain on dispositions, net	(3)	—
Other	267	134
Net changes in other operating assets and liabilities	(739)	(283)
Cash provided by operating activities	2,398	2,504

Investing Activities:
Capital expenditures	(104)	(56)
Acquisitions, net of cash acquired	(25)	(261)
Proceeds from dispositions, net	15	(4)
Changes in short-term investments	(17)	2
Cash used for investing activities	(131)	(319)

Financing Activities:
Payments on senior notes	(4)	(47)
Dividends paid to shareholders	(589)	(572)
Distributions to noncontrolling interest holders	(168)	(133)
Repurchase of treasury shares	(1,301)	(500)
Employee withholding tax on share-based payments, contingent consideration payments, excise tax payments on share repurchases and other	(100)	(153)
Cash used for financing activities	(2,162)	(1,405)
Effect of exchange rate changes on cash	76	(32)
Cash provided by (used for) continuing operations
Net change in cash, cash equivalents, and restricted cash	181	748
Cash, cash equivalents, and restricted cash at beginning of period	1,666	1,291
Cash, cash equivalents, and restricted cash at end of period	$1,847	$2,039

Exhibit 4

S&P Global
Operating Results by Segment
Three and six months ended June 30, 2025 and 2024
(dollars in millions)

(unaudited)	Three Months			Six Months
	Revenue			Revenue

	2025	2024	% Change	2025	2024	% Change

Market Intelligence	$1,217	$1,155	5%	$2,416	$2,297	5%
Ratings	1,148	1,135	1%	2,297	2,197	5%
Commodity Insights	555	516	8%	1,167	1,075	9%
Mobility	438	400	10%	858	786	9%
Indices	446	389	15%	891	776	15%
Intersegment Elimination	(49)	(46)	(8)%	(97)	(91)	(7)%
Total revenue	$3,755	$3,549	6%	$7,532	$7,040	7%

	Expenses			Expenses
	2025	2024	% Change	2025	2024	% Change

Market Intelligence (a)	$958	$925	4%	$1,938	$1,878	3%
Ratings (b)	433	410	6%	826	793	4%
Commodity Insights (c)	322	310	4%	678	643	6%
Mobility (d)	334	320	4%	668	635	5%
Indices (e)	137	126	9%	267	242	10%
Corporate Unallocated expense (f)	80	65	21%	145	122	19%
Equity in Income on Unconsolidated Subsidiaries (g)	(11)	(13)	22%	(22)	(19)	(13)%
Intersegment Elimination	(49)	(46)	(8)%	(97)	(91)	(7)%
Total expenses	$2,204	$2,097	5%	$4,403	$4,203	5%

	Operating Profit			Operating Profit

	2025	2024	% Change	2025	2024	% Change
Market Intelligence (a)	$259	$230	12%	$479	$419	14%
Ratings (b)	715	725	(1)%	1,471	1,404	5%
Commodity Insights (c)	233	206	13%	488	432	13%
Mobility (d)	104	80	30%	190	151	26%
Indices (e)	309	263	18%	624	534	17%
Total reportable segments	1,620	1,504	8%	3,252	2,940	11%
Corporate Unallocated expense (f)	(80)	(65)	(21)%	(145)	(122)	(19)%
Equity in Income on Unconsolidated Subsidiaries (g)	11	13	(22)%	22	19	13%
Total operating profit	$1,551	$1,452	7%	$3,129	$2,837	10%

(a)    The three and six months ended June 30, 2025 include employee severance charges of $19 million and $33 million, respectively, acquisition-related costs of $4 million and $10 million, respectively, a gain on disposition of $3 million and disposition related costs of $2 million and $3 million, respectively. The six months ended June 30, 2025 includes Executive Leadership Team transition costs of $4 million. The three and six months ended June 30, 2024 include a net acquisition-related benefit of $11 million and $8 million, respectively, IHS Markit merger costs of $9 million and $20 million, respectively, and employee severance charges of $4 million and $35 million, respectively. Additionally, amortization of intangibles from acquisitions of $150 million and $147 million is included for the three months ended June 30, 2025 and 2024 and $297 million and $288 million for the six months ended June 30, 2025 and 2024, respectively.

Exhibit 4

(b)    The three and six months ended June 30, 2025 include employee severance charges of $8 million and $10 million, respectively, and legal costs of $27 million. The three and six months ended June 30, 2024 include legal costs of $20 million. The six months ended June 30, 2024 also include employee severance charges of $2 million. Additionally amortization of intangibles from acquisitions of $2 million is included for the three months ended June 30, 2025 and 2024, and $4 million and $9 million for the six months ended June 30, 2025 and 2024, respectively.
(c)    The three and six months ended June 30, 2025 includes employee severance charges of $4 million and $10 million, respectively. The three and six months ended June 30, 2024 include IHS Markit merger costs of $5 million and $10 million, respectively, an asset write-off of $1 million and disposition-related costs of $1 million. Additionally, amortization of intangibles from acquisitions of $33 million and $32 million is included for the three months ended June 30, 2025 and 2024, respectively, and $65 million for the six months ended June 30, 2025 and 2024.
(d) The three and six months ended June 30, 2025 includes employee severance charges of $5 million. The three and six months ended June 30, 2024 include employee severance charges of $6 million, IHS Markit merger costs of $1 million, and acquisition-related costs of $1 million. Additionally, amortization of intangibles from acquisitions of $76 million is included for the three months ended June 30, 2025 and 2024, and $152 and $151 million for the six months ended June 30, 2025 and 2024, respectively.
(e)    The three and six months ended June 30, 2024 include IHS Markit merger costs of $2 million and $3 million, respectively, and a loss on disposition of $1 million. The six months ended June 30, 2024 include employee severance charges of $1 million. Additionally, amortization of intangibles from acquisitions of $9 million is included for the three months ended June 30, 2025 and 2024 and $18 million for the six months ended June 30, 2025 and 2024.
(f)    The three and six months ended June 30, 2025 includes employee severance charges of $12 million and $23 million, respectively, disposition-related costs of $9 million and $10 million, respectively, Executive Leadership Team transition costs of $5 million and $13 million, respectively, lease impairment of $2 million and $7 million, respectively, acquisition-related costs of $1 million and $2 million, respectively, legal costs of $2 million and an asset write-off of $1 million. The three and six months ended June 30, 2024 include IHS Markit merger costs of $20 million and $38 million, respectively, acquisition-related costs of $6 million and $7 million, respectively, disposition-related costs of $2 million and $3 million, respectively, and a gain on disposition of $2 million. The six months ended June 30, 2024 includes employee severance charges of $2 million and recovery of lease-related costs of $1 million. Additionally, amortization of intangibles from acquisitions of $1 million is included for the three and six months ended June 30, 2025 and 2024.
(g)    Amortization of intangibles from acquisitions of $13 million and $14 million is included for the three months ended June 30, 2025 and 2024, respectively, and $26 million and $28 million for the six months ended June 30, 2025 and 2024, respectively.

Exhibit 5
S&P Global
Operating Results - Reported vs. Adjusted
Non-GAAP Financial Information
Three and six months ended June 30, 2025 and 2024
(dollars in millions, except per share amounts)

Adjusted Expenses

(unaudited)		Three Months			Six Months
		2025	2024	% Change	2025	2024	% Change

Market Intelligence	Expenses	$958	$925	4%	$1,938	$1,878	3%
	Non-GAAP adjustments (a)	(21)	(3)		(47)	(47)
	Deal-related amortization	(150)	(147)		(297)	(288)
	Adjusted expenses	$787	$775	2%	$1,593	$1,543	3%

Ratings	Expenses	$433	$410	6%	826	$793	4%
	Non-GAAP adjustments (b)	(35)	(20)		(38)	(22)
	Deal-related amortization	(2)	(2)		(4)	(9)
	Adjusted expenses	$396	$388	2%	$784	$762	3%

Commodity Insights	Expenses	$322	$310	4%	678	$643	6%
	Non-GAAP adjustments (c)	(4)	(6)		(11)	(12)
	Deal-related amortization	(33)	(32)		(65)	(65)
	Adjusted expenses	$285	$272	5%	$603	$567	6%

Mobility	Expenses	$334	$320	4%	$668	$635	5%
	Non-GAAP adjustments (d)	(5)	(8)		(5)	(9)
	Deal-related amortization	(76)	(76)		(152)	(151)
	Adjusted expenses	$253	$236	7%	$511	$475	8%

Indices	Expenses	$137	$126	9%	$267	$242	10%
	Non-GAAP adjustments (e)	—	(3)		—	(5)
	Deal-related amortization	(9)	(9)		(18)	(18)
	Adjusted expenses	$128	$114	12%	$249	$219	13%

Corporate Unallocated Expense	Corporate Unallocated expense	$80	$65	21%	$145	$122	19%
	Non-GAAP adjustments (f)	(32)	(27)		(59)	(47)
	Deal-related amortization	(1)	(1)		(1)	(1)
	Adjusted Corporate Unallocated expenses	$46	$38	22%	$85	$74	15%

Equity in Income on Unconsolidated Subsidiaries	Equity in income on unconsolidated subsidiaries	$(11)	$(13)	22%	$(22)	$(19)	(13)%
	Deal-related amortization	(13)	(14)		(26)	(28)
	Adjusted equity in income on unconsolidated subsidiaries	$(23)	$(27)	14%	$(48)	$(47)	(1)%

Total SPGI	Expenses	$2,204	$2,097	5%	$4,403	$4,203	5%
	Non-GAAP adjustments (a)(b)(c)(d)(e)(f)	(98)	(66)		(159)	(141)
	Deal-related amortization	(283)	(281)		(564)	(560)
	Adjusted expenses	$1,823	$1,749	4%	$3,680	$3,502	5%

Exhibit 5
Adjusted Operating Profit

(unaudited)		Three Months			Six Months
		2025	2024	% Change	2025	2024	% Change

Market Intelligence	Operating profit	$259	$230	12%	$479	$419	14%
	Non-GAAP adjustments (a)	21	3		47	47
	Deal-related amortization	150	147		297	288
	Adjusted operating profit	$430	$380	13%	$823	$754	9%

Ratings	Operating profit	$715	$725	(1)%	$1,471	$1,404	5%
	Non-GAAP adjustments (b)	35	20		38	22
	Deal-related amortization	2	2		4	9
	Adjusted operating profit	$752	$747	1%	$1,513	$1,435	5%

Commodity Insights	Operating profit	$233	$206	13%	$488	$432	13%
	Non-GAAP adjustments (c)	4	6		11	12
	Deal-related amortization	33	32		65	65
	Adjusted operating profit	$270	$244	10%	$564	$508	11%

Mobility	Operating profit	$104	$80	30%	$190	$151	26%
	Non-GAAP adjustments (d)	5	8		5	9
	Deal-related amortization	76	76		152	151
	Adjusted operating profit	$185	$164	13%	$347	$311	12%

Indices	Operating profit	$309	$263	18%	$624	$534	17%
	Non-GAAP adjustments (e)	—	3		—	5
	Deal-related amortization	9	9		18	18
	Adjusted operating profit	$318	$275	16%	$642	$557	15%

Total Segments	Operating profit	$1,620	$1,504	8%	$3,252	$2,940	11%
	Non-GAAP adjustments (a) (b) (c)(d) (e)	65	40		101	94
	Deal-related amortization	270	266		536	531
	Adjusted operating profit	$1,956	$1,811	8%	$3,889	$3,565	9%

Corporate Unallocated Expense	Corporate unallocated expense	$(80)	$(65)	(21)%	$(145)	$(122)	(19)%
	Non-GAAP adjustments (f)	32	27		59	47
	Deal-related amortization	1	1		1	1
	Adjusted corporate unallocated expense	$(46)	$(38)	(22)%	$(85)	$(74)	(15)%

Equity in Income on Unconsolidated Subsidiaries	Equity in income on unconsolidated subsidiaries	$11	$13	(22)%	$22	$19	13%
	Deal-related amortization	13	14		26	28
	Adjusted equity in income on unconsolidated subsidiaries	$23	$27	(14)%	$48	$47	1%

Total SPGI	Operating profit	$1,551	$1,452	7%	$3,129	$2,837	10%
	Non-GAAP adjustments (a) (b) (c)(d) (e) (f)	98	66		159	141
	Deal-related amortization	283	281		564	560
	Adjusted operating profit	$1,931	$1,800	7%	$3,852	$3,538	9%

Exhibit 5

Adjusted Interest Expense, Net

(unaudited)	Three Months			Six Months
	2025	2024	% Change	2025	2024	% Change

Interest expense, net	$77	$77	(1)%	$154	$156	(1)%
Non-GAAP adjustments (g)	6	6		13	13
Adjusted interest expense, net	$83	$84	(1)%	$167	$169	(1)%

Adjusted Provision for Income Taxes

(unaudited)	Three Months			Six Months
	2025	2024	% Change	2025	2024	% Change

Provision for income taxes	$342	$293	17%	$667	$540	23%
Non-GAAP adjustments (a) (b) (c)(d) (e) (f) (g) (h)	21	16		34	29
Deal-related amortization	69	69		138	136
Adjusted provision for income taxes	$432	$378	14%	$839	$706	19%

Adjusted Effective Tax Rate

(unaudited)	Three Months			Six Months
	2025	2024	% Change	2025	2024		% Change

Adjusted operating profit	$1,931	$1,800	7%	$3,852	$3,538		9%
Other income, net	(28)	(3)		(23)	(13)
Adjusted interest expense, net	83	84		167	169
Adjusted income before taxes on income	$1,876	$1,719	9%	$3,708	$3,382		10%
Adjusted provision for income taxes	$432	$378		$839	$706
Adjusted effective tax rate [1]	23.0%	22.0%		22.6%	20.9%	`

1 The adjusted effective tax rate is calculated by dividing adjusted provision for income taxes by the adjusted income before taxes, which includes income from unconsolidated subsidiaries. The adjusted effective tax rate excluding income from unconsolidated subsidiaries for the three months ended June 30, 2025 and 2024 was 23.3% and 22.3%, respectively, and 22.9% and 21.2% for the six months ended June 30, 2025 and 2024, respectively.

Exhibit 5
Adjusted Net Income attributable to SPGI and Diluted EPS

(unaudited)	2025		2024		% Change
	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS

	Three Months
Reported	$1,072	$3.50	$1,011	$3.23	6%	9%
Non-GAAP adjustments	71	0.23	44	0.14
Deal-related amortization	213	0.70	212	0.68
Adjusted	$1,356	$4.43	$1,267	$4.04	7%	10%

	Six Months
Reported	$2,161	$7.04	$2,002	$6.38	8%	10%
Non-GAAP adjustments	113	0.37	99	0.32
Deal-related amortization	425	1.39	423	1.35
Adjusted	$2,699	$8.80	$2,525	$8.05	7%	9%

Note - Totals presented may not sum due to rounding.
Note - Operating profit margin for Market Intelligence, Ratings, Commodity Insights, Mobility and Indices was 21%, 62%, 42%, 24% and 69%, respectively, for the three months ended June 30, 2025. Operating profit margin for the Company was 41% for the three months ended June 30, 2025. Adjusted operating profit margin for Market Intelligence, Ratings, Commodity Insights, Mobility and Indices was 35%, 66%, 49%, 42% and 71%, respectively, for the three months ended June 30, 2025. Adjusted operating profit margin for the Company was 51% for the three months ended June 30, 2025. Operating profit margin for Market Intelligence, Ratings, Commodity Insights, Mobility and Indices was 20%, 64%, 42%, 22% and 70%, respectively, for the six months ended June 30, 2025. Operating profit margin for the Company was 42% for the six months ended June 30, 2025. Adjusted operating profit margin for Market Intelligence, Ratings, Commodity Insights, Mobility and Indices was 34%, 66%, 48%, 40% and 72%, respectively, for the six months ended June 30, 2025. Adjusted operating profit margin for the Company was 51% for the six months ended June 30, 2025. Adjusted operating profit margin is calculated as adjusted operating profit divided by revenue.

(a)     The three and six months ended June 30, 2025 include employee severance charges of $19 million ($14 million after-tax) and $33 million ($25 million after-tax), respectively, acquisition-related costs of $4 million ($3 million after-tax) and $10 million ($9 million after-tax), respectively, a gain on disposition of $3 million ($2 million after-tax) and disposition related costs of $2 million ($1 million after-tax) and $3 million ($2 million after-tax), respectively. The six months ended June 30, 2025 includes Executive Leadership Team transition costs of $4 million ($3 million after-tax). The three and six months ended June 30, 2024 include a net acquisition-related benefit of $11 million ($11 million after-tax) and $8 million ($9 million after-tax), respectively, IHS Markit merger costs of $9 million ($7 million after-tax) and $20 million ($15 million after-tax), respectively, and employee severance charges of $4 million ($3 million after-tax) and $35 million ($26 million after-tax), respectively.
(b)    The three and six months ended June 30, 2025 include employee severance charges of $8 million ($6 million after-tax) and $10 million ($7 million after-tax), respectively, and legal costs of $27 million ($21 million after-tax). The three and six months ended June 30, 2024 include legal costs of $20 million ($20 million after-tax). The six months ended June 30, 2024 also include employee severance charges of $2 million ($1 million after-tax).
(c)    The three and six months ended June 30, 2025 includes employee severance charges of $4 million ($3 million after-tax) and $10 million ($8 million after-tax), respectively. The three and six months ended June 30, 2024 include IHS Markit merger costs of $5 million ($3 million after-tax) and $10 million ($8 million after-tax), respectively, an asset write-off of $1 million ($1 million after-tax) and disposition-related costs of $1 million (less than $1 million after-tax).
(d)    The three and six months ended June 30, 2025 includes employee severance charges of $5 million ($4 million after-tax). The three and six months ended June 30, 2024 include employee severance charges of $6 million ($5 million after-tax), IHS Markit merger costs of $1 million ($1 million after-tax) and acquisition-related costs of $1 million ($1 million after-tax).
(e)    The three and six months ended June 30, 2024 include IHS Markit merger costs of $2 million ($1 million after-tax) and $3 million ($2 million after-tax), respectively, and a loss on disposition of $1 million ($1 million after-tax). The six months ended June 30, 2024 include employee severance charges of $1 million ($1 million after-tax).

Exhibit 5
(f)    The three and six months ended June 30, 2025 includes employee severance charges of $12 million ($9 million after-tax) and $23 million ($17 million after-tax), respectively, disposition-related costs of $9 million ($9 million after-tax) and $10 million ($10 million after-tax), respectively, Executive Leadership Team transition costs of $5 million ($4 million after-tax) and $13 million ($10 million after-tax) respectively, lease impairment of $2 million ($1 million after-tax) and $7 million ($5 million after-tax), respectively, acquisition-related costs of $1 million ($1 million after-tax) and $2 million ($2 million after-tax), respectively, legal costs of $2 million ($2 million after-tax) and an asset write-off of $1 million ($1 million after-tax). The three and six months ended June 30, 2024 include IHS Markit merger costs of $20 million ($15 million after-tax) and $38 million ($28 million after-tax), respectively, acquisition-related costs of $6 million ($5 million after-tax) and $7 million ($5 million after-tax), respectively, disposition-related costs of $2 million ($2 million after-tax) and $3 million ($2 million after-tax), respectively, and a gain on disposition of $2 million ($1 million after-tax). The six months ended June 30, 2024 include employee severance charges of $2 million ($1 million after-tax) and recovery of lease-related costs of $1 million ($1 million after-tax).
(g) The three and six months ended June 30, 2025 and 2024 include a premium amortization benefit of $6 million ($5 million after-tax) and $13 million ($10 million after-tax), respectively.
(h)    The three months ended June 30, 2024 include a tax benefit of $3 million associated with a business held for sale. The six months ended June 30, 2024 include a tax expense of $6 million associated with IHS Markit prior to acquisition, offset by a tax benefit of $3 million associated with a business held for sale and $2 million due to annualized effective tax rate differences for GAAP.

Exhibit 6
S&P Global
Revenue Information
Three and six months ended June 30, 2025 and 2024
(dollars in millions)
Revenue by Type

(unaudited)	Three Months
	Subscription (a)			Non-subscription / Transaction (b)			Non-transaction (c)
	2025	2024	% Change	2025	2024	% Change	2025	2024	% Change

Market Intelligence	$1,017	$965	5%	$42	$43	(3)%	$—	$—	N/M
Ratings	—	—	N/M	597	626	(4)%	551	509	8%
Commodity Insights	500	459	9%	25	31	(23)%	—	—	N/M
Mobility	357	323	10%	81	77	6%	—	—	N/M
Indices	80	74	8%	—	—	N/M	—	—	N/M
Intersegment elimination	—	—	N/M	—	—	N/M	(49)	(46)	(8)%
Total revenue	$1,954	$1,821	7%	$745	$777	(4)%	$502	$463	8%

	Asset-linked fees (d)			Sales usage-based royalties (e)			Recurring variable (f)
	2025	2024	% Change	2025	2024	% Change	2025	2024	% Change

Market Intelligence	$—	$—	N/M	$—	$—	N/M	$158	$147	8%
Ratings	—	—	N/M	—	—	N/M	—	—	N/M
Commodity Insights	—	—	N/M	30	26	18%	—	—	N/M
Mobility	—	—	N/M	—	—	N/M	—	—	N/M
Indices	286	245	17%	80	70	15%	—	—	N/M
Intersegment elimination	—	—	N/M	—	—	N/M	—	—	N/M
Total revenue	$286	$245	17%	$110	$96	16%	$158	$147	8%

	Six Months
	Subscription (a)			Non-subscription / Transaction (b)			Non-transaction (c)
	2025	2024	% Change	2025	2024	% Change	2025	2024	% Change

Market Intelligence	$2,010	$1,912	5%	$98	$97	1%	$—	$—	N/M
Ratings	—	—	N/M	1,217	1,207	1%	1,080	990	9%
Commodity Insights	986	909	8%	122	115	6%	—	—	N/M
Mobility	700	635	10%	158	151	5%	—	—	N/M
Indices	155	144	8%	—	—	N/M	—	—	N/M
Intersegment elimination	—	—	N/M	—	—	N/M	(97)	(91)	(7)%
Total revenue	$3,851	$3,600	7%	$1,595	$1,570	2%	$983	$899	9%

	Asset-linked fees (d)			Sales usage-based royalties (e)			Recurring variable (f)
	2025	2024	% Change	2025	2024	% Change	2025	2024	% Change

Market Intelligence	$—	$—	N/M	$—	$—	N/M	$308	$288	7%
Ratings	—	—	N/M	—	—	N/M	—	—	N/M
Commodity Insights	—	—	N/M	59	51	15%	—	—	N/M
Mobility	—	—	N/M	—	—	N/M	—	—	N/M
Indices	574	489	17%	162	143	13%	—	—	N/M
Total revenue	$574	$489	17%	$221	$194	14%	$308	$288	7%

N/M - Represents a change equal to or in excess of 100% or not meaningful

(a)    Subscription revenue is primarily derived from distribution of data, valuation services, analytics, third party research, and credit ratings-related information through both feed and web-based channels, market data and market insights along with other information products and software term licenses, and Mobility's core information products.
(b)    Non-subscription / transaction revenue is primarily related to ratings of publicly-issued debt and bank loan ratings.

Exhibit 6
(c)    Non-transaction revenue is primarily related to surveillance of a credit rating, annual fees for customer relationship-based pricing programs, fees for entity credit ratings and global research and analytics at Crisil. Non-transaction revenue also includes an intersegment revenue elimination charged to Market Intelligence for the rights to use and distribute content and data developed by Ratings.
(d)    Asset-linked fees is primarily related to fees based on assets underlying exchange-traded funds, mutual funds and insurance products.
(e)    Sales usage-based royalty revenue is primarily related to trading based fees from exchange-traded derivatives and licensing proprietary market price data and price assessments to commodity exchanges.
(f)    Recurring variable revenue represents revenue from contracts for services that specify a fee based on, among other factors, the number of trades processed, assets under management, or the number of positions valued.

Exhibit 7
S&P Global
Non-GAAP Financial Information
Three and six months ended June 30, 2025 and 2024
(dollars in millions)
 Computation of Free Cash Flow and Adjusted Free Cash Flow Excluding Certain Items

(unaudited)	Three Months		Six Months
	2025	2024	2025	2024
Cash provided by operating activities	$1,445	$1,556	$2,398	$2,504
Capital expenditures	(61)	(32)	(104)	(56)
Distributions to noncontrolling interest holders	(74)	(60)	(168)	(133)
Free cash flow	$1,310	$1,464	$2,126	$2,315
Employee severance charges	40	—	99	—
IHS Markit merger costs	7	75	22	242
Executive Leadership Team transition costs	—	—	11	—
Adjusted free cash flow excluding certain items	$1,357	$1,539	$2,258	$2,557

S&P Global Organic, Constant Currency Revenue

(unaudited)	Three Months			Six Months
	2025	2024	% Change	2025	2024	% Change
Total revenue	$3,755	$3,549	6%	$7,532	$7,040	7%
Market Intelligence acquisitions and divestitures	(25)	(39)		(48)	(64)
Commodity Insights acquisition	—	(2)		(2)	(2)
Total organic revenue	$3,730	$3,508	6%	$7,482	$6,974	7%
Fx impact (favorable)	15	—		2	—
Organic revenue constant currency basis	$3,715	$3,508	6%	$7,480	$6,974	7%

Market Intelligence Organic, Constant Currency Revenue

(unaudited)	Three Months			Six Months
	2025	2024	% Change	2025	2024	% Change
Market Intelligence revenue	$1,217	$1,155	5%	$2,416	$2,297	5%
Acquisitions and divestitures	(25)	(39)		(48)	(64)
Organic revenue	$1,192	$1,116	7%	$2,368	$2,233	6%
Fx impact (favorable)	3	—		2	—
Organic revenue constant currency basis	$1,189	$1,116	7%	$2,366	$2,233	6%

Ratings Organic, Constant Currency Revenue

(unaudited)	Three Months			Six Months
	2025	2024	% Change	2025	2024	% Change
Ratings revenue	$1,148	$1,135	1%	$2,297	$2,197	5%
Fx impact (favorable)	11	—		3	—
Organic revenue constant currency basis	$1,137	$1,135	—%	$2,294	$2,197	4%

Exhibit 7
Commodity Insights Organic, Constant Currency Revenue

(unaudited)	Three Months			Six Months
	2025	2024	% Change	2025	2024	% Change
Commodity Insights revenue	$555	$516	8%	$1,167	$1,075	9%
Acquisition	—	(2)		(2)	(2)
Organic revenue	$555	$514	8%	$1,165	$1,073	9%
Fx impact (unfavorable)	—	—		(1)	—
Organic revenue constant currency basis	$555	$514	8%	$1,166	$1,073	9%

Mobility Organic, Constant Currency Revenue

(unaudited)	Three Months			Six Months
	2025	2024	% Change	2025	2024	% Change
Mobility revenue	$438	$400	10%	$858	$786	9%
Fx impact (unfavorable)	—	—		(3)	—
Organic revenue constant currency basis	$438	$400	10%	$861	$786	10%

Indices Organic, Constant Currency Revenue

(unaudited)	Three Months			Six Months
	2025	2024	% Change	2025	2024	% Change
Indices revenue	$446	$389	15%	$891	$776	15%
Divestiture	—	—		—	(1)
Organic revenue	446	389	15%	891	775	15%
Fx impact (favorable)	1	—		—	—
Organic revenue constant currency basis	$445	$389	15%	$891	$775	15%

Note - The impact of foreign exchange rates refers to constant currency comparisons estimated by recalculating current year results of foreign operations using the average exchange rate from the prior year.

Exhibit 8
S&P Global
 Non-GAAP Guidance
Reconciliation of 2025 Non-GAAP Guidance

(unaudited)
	Low	High
GAAP diluted EPS	$14.35	$14.60
Deal-related amortization	2.71	2.71
Gain on potential sale of OSTTRA	(0.47)	(0.47)
Premium amortization benefit	(0.06)	(0.06)
Tax rate and other	0.47	0.47
Non-GAAP adjusted diluted EPS	$17.00	$17.25